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                                                                    Exhibit 23.0
                                                                    ------------

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To Board of Directors
Virginia Financial Group, Inc.

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Virginia Financial Group, Inc. of our report dated January 5, 2001, relating to the consolidated balance sheets of Virginia Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Virginia Financial Corporation, predecessor to Virginia Financial Group, Inc.


                                        /s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
February 26, 2002